EXHIBIT 5.4
Jones, Walker, Waechter, Poitevent, Carrère & Denègre, L.L.P.
201 St. Charles Ave., 51st Floor
New Orleans, LA 70170
June 21, 2010
Parker Drilling Company
5 Greenway Plaza, Suite 100
Houston, Texas 77046
Ladies and Gentlemen:
     We have acted as special Louisiana counsel to Parker Drilling Company, a Delaware corporation (the “Company”), in connection with the Registration Statement on Form S-4 filed on the date hereof (the “Registration Statement”) by the Company and the additional registrants named therein with the Securities and Exchange Commission pursuant to the Securities Act of 1933, as amended (the “Securities Act”), relating to an offer to exchange an aggregate principal amount of up to $300,000,000 of 9?% Senior Notes due 2018 of the Company (the “Exchange Notes”), which will have been registered under the Securities Act, for an equal principal amount of the Company’s outstanding 9?% Senior Notes due 2018 (the “Original Notes”).
     The Original Notes were, and the Exchange Notes will be, issued under an Indenture, dated as of March 22, 2010 (the “Indenture”), among the Company, the guarantors named therein (the “Guarantors”) and The Bank of New York Mellon Trust Company, N.A., as Trustee. Pursuant to the Indenture, the Exchange Notes will be unconditionally and irrevocably guaranteed (the “Guarantee”) as to payment of principal, premium, if any, and interest by each of the Guarantors pursuant to the Indenture.
     In connection with the opinion set forth below, we have examined (i) the Registration Statement; (ii) the Indenture; (iii) the articles of organization and operating agreement of Parker Technology, L.L.C., a Louisiana limited liability company (the “Louisiana Guarantor”), each as amended to the date hereof; and (vi) certain resolutions of the sole member of the Louisiana Guarantor. We also have made such investigations of law and examined originals or copies of such other documents and records as we have deemed necessary and relevant as a basis for the opinion hereinafter expressed. With your approval, we have relied as to certain matters on information and certificates obtained from public officials, officers of the Louisiana Guarantor and other sources believed by us to be responsible. In the course of the foregoing investigations and examinations, we have assumed (i) the genuineness of all signatures on, and the authenticity of, all documents and records submitted to me as originals and the conformity to original documents and records of all documents and records submitted to us as copies; and (ii) the truthfulness of all statements of fact set forth in the documents and records examined by us.

Parker Drilling Company
June 21, 2010

     Based on the foregoing and subject to the qualifications, limitations and assumptions set forth herein, and having due regard for such legal considerations as we deem relevant, we are of the opinion that:
1.	The Louisiana Guarantor has been duly organized and is an existing limited liability company in good standing under the laws of the State of Louisiana.

2.	The Indenture has been duly authorized, executed and delivered by the Louisiana Guarantor.

3.	The Guarantee has been duly authorized by the Louisiana Guarantor.
     The foregoing opinion is based on and is limited to the internal laws of the State of Louisiana and the relevant federal laws of the United States of America. We express no opinion with respect to the law of any other jurisdiction.
     This letter is limited to the specific issues addressed herein, and no opinion may be inferred or implied beyond that expressly stated herein. This letter speaks only as of the date hereof. We assume no obligation to revise or supplement this letter should the presently applicable laws be changed by legislative action, judicial decision or otherwise.
     We hereby consent to the filing of this opinion as an exhibit to the Registration Statement and to any reference to us under the heading “Validity of the Exchange Notes” in the prospectus forming a part of the Registration Statement. In giving such consent, we do not hereby admit that we are in the category of persons whose consent is required under Section 7 of the Securities Act. Other than the addressee hereof, no person may rely on this opinion except that Bracewell & Giuliani LLP may rely upon this opinion as though this opinion was addressed to them.

Very truly yours,
/s/ Jones, Walker, Waechter, Poitevent,
Carrère & Denègre, L.L.P.

Jones, Walker, Waechter, Poitevent, Carrère & Denègre, L.L.P.